UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 23, 2021

MINISTRY PARTNERS INVESTMENT COMPANY, LLC

------------------------------------------------------------------------------------------------------------------

(Exact name of registrant as specified in its charter)

California   333-04028-LA 33-0489154

-------------------------------------------------------------------------------------------------------------------

(State of Incorporation) (Commission File Number) (IRS Employer Identification No.)

915 West Imperial Highway, Suite 120, Brea, CA 92821

-------------------------------------------------------------------------------------------------------------------

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (714) 671-5720

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company filer, or an emerging growth company. See the definitions of “accelerated filer,” “large accelerated filer,” “smaller reporting company,” and “emerging growth company.” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐
Smaller reporting company filer ☑	Emerging growth company ☐

Item 1.01 Entry Into a Material Definitive Agreement

On September 23, 2021, Ministry Partners Investment Company, LLC, (“we”, “our” or the “Company”) entered into a Revolving Line of Credit and Security Agreement with America’s Christian Credit Union, a California state chartered financial institution (“ACCU”). A copy of the Revolving Line of Credit and Security Agreement is attached hereto as Exhibit 10.39 (the “ACCU LOC”).

The ACCU LOC is a $5.0 million short-term demand credit facility with a one-year maturity date ending on September 23, 2022. The ACCU LOC will automatically renew for another one-

year term unless either party furnishes written notice within ninety (90) days of the termination date that it does not intend to renew the agreement. The Company has secured the ACCU LOC with certain of its mortgage loan investments.

The Company may draw funds on the ACCU LOC at any time until the line is fully drawn. Beginning on October 28, 2021 and continuing on the same day of each calendar month thereafter, accrued interest is due and payable. All outstanding principal and interest amounts are due on the maturity date. The Company may prepay principal or interest at any time without penalty. The ACCU LOC accrues interest at an “Index Rate”, as defined as the prime rate published in The Wall Street Journal, plus a margin rate of 0.75% per annum, or a floor rate of 4%, whichever is greater. As of the date the ACCU LOC was entered into, the prime rate published by the Wall Street Journal was 3.25%, which leads to an interest rate on the ACCU LOC of 4.00%. The interest rate will be adjusted on January 10th each year to account for the current prime rate, but the rate cannot be adjusted below 4.00% per annum.

To secure its obligations under the ACCU LOC, the Company has agreed to grant a priority first lien and security interest in certain of its mortgage loan investments and maintain a minimum collateralization ratio measured by taking the outstanding balance of mortgage notes pledged under the facility as compared to the total amount of principal owed on the ACCU LOC. The collateralization ratio must be maintained at or above 130%.

The ACCU LOC contains typical affirmative covenants for a credit facility of this nature, including requiring that the Company maintain the pledged collateral free of liens and encumbrances, timely pay the amounts due under the facility, and provide ACCU with current financial statements and reports. The Company will also be required to comply with certain financial covenants, including maintaining a net operating debt service coverage ratio of 1.0 to 1.0, and that it will maintain minimum liquidity that equals or exceeds $10.0 million at all times during the term of the loan. Default is defined as failing to make payments when due, the failure to comply with any covenant or agreement under the terms of the loan documents for the credit facility, insolvency, or entry of a judgment against the Company of $1.0 million or more. In the event that the debt is not cured to ACCU’s satisfaction, it may accelerate the maturity of all amounts owed due under the credit facility and foreclose on its security interest in the Company’s pledged collateral.

The ACCU LOC was entered into and carried out in accordance with the Company’s Related Party Transaction Policy.

The foregoing description of the ACCU LOC is a summary only and it should be read in its entirety in order determine its material terms and conditions. A copy of the ACCU LOC is filed herewith as Exhibit 10.39 and is incorporated herein by reference.

Exhibit Index

Exhibit 10.39	Revolving Line of Credit and Security Agreement by and between Ministry Partners Investment Company, LLC and America’s Christian Credit Union dated September 23, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 28, 2021	MINISTRY PARTNERS INVESTMENT
COMPANY, LLC
/s/ Joseph W. Turner, Jr Joseph W. Turner, Jr. Chief Executive Officer and President